EX 99.28(j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of Curian Series Trust:

We consent to the use of our reports dated December 12, 2011 included herein, and to the references to our firm under the headings “Financial Highlights” in the prospectus and “Independent Registered Public Accounting Firm” in the statement of additional information.

/s/ KPMG LLP

Chicago, Illinois

February 24, 2012